Exhibit 23.2

Husker Ag, LLC

54048 Hwy 20

P.O. Box 10

Plainview, NE 68769

We consent to the incorporation by reference in Schedule 14A, Proxy Statement of Husker Ag, LLC of our report dated February 1, 2006, on our audits of the financial statements and financial statement schedules of Husker Ag, LLC as of December 31, 2005 and for the years ended December 31, 2005 and 2004, which report is included in Husker Ag, LLC’s 2006 Annual Report on Form 10-K.

/s/ BKD, LLP

Lincoln, Nebraska

January 18, 2008